Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

June 13, 2011

Landing Page

iPath Leveraged ETNs VANITY URL:

iPath

Commodities

Fixed Income

Leveraged

http://ipathetn.com/leveraged Reader Google iPathETN.com/leveraged

Help us improve the site

Site for Individual Investors

Register | Login | Contact us

About iPath ETNs Product Information Investor Materials

Alternatives I

iPath LEVERAGED ETNs

Emerging Markets GET LEVERAGE WITH CLARITY.

DIG INTO DOMESTIC DIG INTO INTERNATIONAL

Strategies

iPath has 11 ETNs with short- and long-leveraged exposure to a range of assets Resources

Email This Page that aim to deliver:

The Basics of iPath

A leverage factor is locked in from your point of purchase Leveraged ETNs

No tracking error Call 1-877-764-7284

And no resets

For a deeper dive into iPath’s leveraged ETNs, download The Basics of iPath

Leveraged ETNs.

LEVERAGE

iPATH LEVERAGED ETN TICKER FACTOR AS OF

iPath’ Long Extended Russell 1000(R) TR Index ETN ROLA 0.00 XX/XX/2011

iPath’ Short Extended Russell 1000(R) TR Index ETN ROSA 0.00 XX/XX/2011

iPath’ Long Extended Russell 2000(R) TR Index ETN RTLA 0.00 XX/XX/2011

iPath’ Short Extended Russell 2000(R) TR Index ETN RTSA 0.00 XX/XX/2011

iPath’ Long Extended S&P 500(R) TR Index ETN SFLA 0.00 XX/XX/2011

iPath’ Short Extended S&P 500(R) TR Index ETN SFSA 0.00 XX/XX/2011

iPath’ Long Enhanced MSCI EAFE(R) Index ETN MFLA 0.00 XX/XX/2011

iPath’ Short Enhanced MSCI EAFE(R) Index ETN MFSA 0.00 XX/XX/2011

iPath’ Long Enhanced MSCI Emerging Markets Index ETN EMLB 0.00 XX/XX/2011

iPath’ Short Enhanced MSCI Emerging Markets Index ETN EMSA 0.00 XX/XX/2011

iPath’ Long Enhanced S&P 500 VIX Mfd-Term FuturesTM ETN VZZ 0.00 XX/XX/2011

THE BASICS OF LEVERAGE FACTOR

Unlike some leveraged instruments, the iPath short- and long-leveraged ETNs do not track a fixed multiple of the daily or monthly performance of an underlying index. Instead, the indicative value of iPath Leveraged ETNs is based on the current intraday Indicative Note Value (INV). And once you lock into your leverage factor at point of purchase, it never resets

The INV ratio is published by NYSE Arca and is accurate to the minute, so an investor always knows the exact leverage factor they are locking into.

For a more in-depth explanation, download The Basics of Leveraged ETNs. For a snapshot of the performance of the iPath SFLA and SFSA, select the long or short tabs below.

PERFORMANCE AGAINST S&P 500

iPath Long Extended S&P 500 TR Index ETN iPath short extended s&p 500 TR index ETN

40% 30% 20% 10% 0% -10%

Dec 2011 Jan 2011 Feb 2011 Mar 2011 Apr 2011 May 2011

ipath SFLA S&P 500 Index

Source BlackRock

The performance quoted represents past performance and is not indicative of future results. Investment return and principal value of an investment will fluctuate so that an investment, when sold or redeemed, may he worth more or less than the original cost. Because your notes are subject to fees and financing charges, the return on the Securities will always be lower than the total return on a direct investment in the equities that underlie the relevant Index. Current performance may be lower or higher than the performance quoted. For more performance information, please click here.

Index Returns measure returns over the relevant period using the change in the index level expressed as a percentage from the beginning of the relevant period to the end of the relevant period. Index Returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index Returns do not reflect any management fees, transaction costs, or expenses that would reduce your actual return. Indexes are unmanaged and one cannot invest directly in an index.

McCannSF | iPath | iPath Leveraged ETNs | Copy Layout R8 2

Landing Page

iPath Leveraged ETNs

iPath(R)

Search

Commodities

Currencies

Fixed Income

Leveraged

With the SFSA chart.

http://ipathetn.com/leveraged Reader google Help us Improve the site

Site for Individual Investors

Register | Login | Contact us

About IPath ETNs Product Information Investor Materials

Alternatives

iPath LEVERAGED ETNs

Emerging Markets GET LEVERAGE WITH CLARITY.

DIG INTO DOMESTIC DIG INTO INTERNATIONAL

Strategies

iPath(R) has 11 ETNs with short- and long-leveraged exposure to a range of assets Resources

Email This Page that aim to deliver:

The Basics of iPath

A leverage factor is locked in from your point of purchase Leveraged ETNs

No tracking error Call 1-877-764-7284

And no resets

For a deeper dive into iPath’s leveraged ETNs, download The Basics of iPath

Leveraged ETNs.

LEVERAGE

iPATH LEVERAGED ETN TICKER FACTOR AS OF

iPath(R) Long Extended Russell 1000(R) TR Index ETN ROLA 0.00 XX/XX/2011

iPath(R) Short Extended Russell 1000(R) TR Index ETN ROSA 0.00 XX/XX/2011

iPath(R) Long Extended Russell 2000(R) TR Index ETN RTLA 0.00 XX/XX/2011

iPath(R) Short Extended Russell 2000(R) TR Index ETN RTSA 0.00 XX/XX/2011

iPath(R) Long Extended S&P 500(R) TR Index ETN SFLA 0.00 XX/XX/2011

iPath(R) Short Extended S&P 500(R) TR Index ETN SFSA 0.00 XX/XX/2011

iPath(R) Long Enhanced MSCI EAFE(R) Index ETN MFLA 0.00 XX/XX/2011

iPath(R) Short Enhanced MSCI EAFE(R) Index ETN MFSA 0.00 XX/XX/2011

iPath(R) Long Enhanced MSCI Emerging Markets Index ETN EMLB 0.00 XX/XX/2011

iPath(R) Short Enhanced MSCI Emerging Markets Index ETN EMSA 0.00 XX/XX/2011

iPath(R) Long Enhanced S&P 500 VIX Mid-Term FuturesTM ETN VZZ 0.00 XX/XX/2011

The BASICS OF LEVERAGE FACTOR

Unlike some leveraged instruments, the iPath short- and long-leveraged ETNs do not track a fixed multiple of the daily or monthly performance of an underlying index. Instead, the indicative value of iPath Leveraged ETNs is based on the current intraday Indicative Note Value (INV). And once you lock Into your leverage factor at point of purchase, it never resets.

The INV ratio is published by NYSE Arca and is accurate to the minute, so an investor always knows the exact leverage factor they are locking into.

For a more in-depth explanation, download The Basics of Leveraged ETNs. For a snapshot of the performance of the iPath SFLA and SFSA, select the long or short tabs below.

PERFORMANCE AGAINST S&P 500

iPath Long Extended S&P 500 TR Index ETN iPath short extended s&p 500 TR index ETN

20% 10% 0% -10% -20% -30% -40% -50%

Dec 2011 Jan 2011 Feb 2011 Mar 2011 Apr 2011 May 2011

Ipath sfsa s&p 500 index

Source: BlackRock

The performance quoted represents past performance and is not indicative of future results. Investment return and principal value of an investment will fluctuate so that an investment, when sold or redeemed, may be worth more or less than the original cost. Because your notes are subject to fees and financing charges, the return on the Securities will always be lower than the total return on a direct investment in the equities that underlie the relevant Index. Current performance may be lower or higher than the performance quoted. For more performance information, please click here.

Index Returns measure returns over the relevant period using the change in the index level expressed as a percentage from the beginning of the relevant period to the end of the relevant period. Index Returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index Returns do not reflect any management fees, transaction costs, or expenses that would reduce your actual return. Indexes are unmanaged and one cannot invest directly in an index.

McCannSF iPath iPath Leveraged ETNs Copy Layout R8 3

Landing Page

iPath Leveraged ETNs

Rollover state.

Leveraged

Fixed income

Commodities

Currencies

http://ipathetn.com/leveraged Reader google

Help us Improve the site

Site for Individual Investors

Register Login Contact us

About IPath ETNs Product Information Investor Materials

Alternatives

iPath(R) LEVERAGED ETNs

Emerging Markets GET LEVERAGE WITH CLARITY.

DIG INTO DOMESTIC DIG INTO INTERNATIONAL

Strategies

Large CAP

ROLA

iPath(R) Long Extended Russell 1000(R) TR Index ETN

ROSA

iPath(R) Short Extended Russell 1000(R) TR Index ETN

SELA

iPath(R) Long Extended S&P 500(R) TR Index ETN

SFSA

iPath(R) Short Extended S&P 500(R) TR Index ETN

vzz

iPath(R) Long Enhanced S&P 500 VIX Mid-Term FuturesTM ETN

Small CAP

RTLA

iPath(R) Long Extended Russell 2000(R) TR Index ETN

RTSA

iPath(R) Short Extended Russell

2000’TR Index ETN

MFLA

iPATH(R) Long Enhanced MSCI EAFE’ INDEX ETN

MFSA

iPath(R) Short Enhanced MSCI EAFE’ Index ETN

Emerging Markets

EMLB

iPath(R) Long Enhanced MSCI Emerging Markets Index ETN

EMSA

iPath(R) Short Enhanced MSCI

Developed Market

Emerging Markets Index ETN

iPath has 11 ETNs with short- and long-leveraged exposure to a range of assets Resources

Email This Page that aim to deliver

The Basics of iPath

A leverage factor is locked in from your point of purchase Leveraged ETNs

No tracking error 2 CMI 1-877-764-7284 Call

And no resets

For a deeper dive into iPath’s leveraged ETNs, download The Basics of iPath

Leveraged ETNs.

LEVERAGE

iPATH LEVERAGED ETN TICKER FACTOR AS OF

iPath(R) Long Extended Russell 1000’TR Index ETN ROLA 0.00 XX/XX/2011

iPath(R) Short Extended Russell 1000’TR Index ETN ROSA 0.00 XX/XX/2011

iPath(R) Long Extended Russell 2000’TR Index ETN RTLA 0.00 XX/XX/2011

iPath(R) Short Extended Russell 2000’TR Index ETN RTSA 0.00 XX/XX/2011

iPath(R) Long Extended S&P 500’TR Index ETN SFLA 0.00 XX/XX/2011

iPath(R) Short Extended S&P 500’ TR Index ETN SFSA 0.00 XX/XX/2011

iPath(R) Long Enhanced MSCI EAFE’ Index ETN MFLA 0.00 XX/XX/2011

iPath(R) Short Enhanced MSCI EAFE’ Index ETN MFSA 0.00 XX/XX/2011

iPath(R) Long Enhanced MSCI Emerging Markets Index ETN EMLB 0.00 XX/XX/2011

iPath(R) Short Enhanced MSCI Emerging Markets Index ETN EMSA 0.00 XX/XX/2011

iPath(R) Long Enhanced S&P 500 VIX Mfd-Term FuturesTM ETN VZZ 0.00 XX/XX/2011

The BASICS OF LEVERAGE FACTOR

Unlike some leveraged instruments, the iPath short- and long-leveraged ETNs do not track a fixed multiple of the daily or monthly performance of an underlying index. Instead, the indicative value of iPath Leveraged ETNs is based on the current intraday Indicative Note Value (INV). And once you lock Into your leverage factor at point of purchase, it never resets.

The INV ratio is published by NYSE Arca and is accurate to the minute, so an investor always knows the exact leverage factor they are locking into.

For a more in-depth explanation, download The Basics of Leveraged ETNs. For a snapshot of the performance of the iPath SFLA and SFSA, select the long or short tabs below.

PERFORMANCE AGAINST S&P 500

iPath Long Extended S&P 500(R) TR Index ETN iPath(R) short extended s&p 500(R) TR index ETN

40% 30% 20% 10% 0% -10%

Dec 2011 Jan 2011 Feb 2011 Mar 2011 Apr 2011 May 2011

Ipath sfla s&p 500 index

McCannSF iPath iPath Leveraged ETNs Copy Layout R8 4

Landing Page

Legal.

An investment in iPath ETNs involves risks, including possible loss of principal.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request It by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the iPath ETNs.

Selected Risk Considerations

An investment in the iPath ETNs (the “Securities”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement Capitalized terms used below but not defined herein shall have the meanings attributed to them in the applicable prospectus supplement and pricing supplement.

Credit of Barclays PLC: The Securities are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment and liquidity. Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities if the level of the relevant index has increased or decreased (as may be applicable to the particular series of securities). An investment in the Securities may not be suitable for all investors.

Restrictions on the Minimum Number of Securities and Date Restrictions for Redemptions: The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable pricing supplement. You may only redeem your Securities on an optional redemption date if we receive notice of the redemption from you by certain dates and times as set forth in the pricing supplement. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

Market and Volatility Risk: For an investment in iPath ETNs (“iPath Long ETNs”) linked to a leveraged participation in the performance of the S&P 500® Total Return Index, the Russell 1000® Total Return Index, the Russell 2000(R) Total Return Index, the MSCI EAFE(R) Net Total Return Index, the MSCI Emerging Markets Net Total Return Index, or the S&P 500(R) VIX Mid-Term FuturesTM Total Return index, any decrease in the level of the underlying index will result in a significantly greater decrease in the repayment amount and you may receive less than your original investment in the Securities at maturity or upon redemption. For an investment in iPath ETNs (“iPath Short ETNs”) linked to a leveraged participation in the inverse performance of the S&P 500(R) Total Return Index, the Russell 1000(R) Total Return index, the Russell 2000(R) Total Return Index, the MSCI EAFE(R) Net Total Return Index or the MSCI Emerging Markets Net Total Return Index, any increase in the level of the underlying index will result in a significantly greater decrease in the repayment amount and you may receive less than your original investment in the Securities at maturity or upon redemption.

Leverage Risk: An investment iPath ETNs linked to a leveraged participation in the performance (in the case of the iPath Long ETNs) or the inverse performance (in the case of the iPath Short ETNs) of the applicable underlying index is subject to risks associated with fluctuations, particularly a decrease (in the case of the iPath Long ETNs) or an Increase (in the case of the iPath Short ETNs) in the value of the underlying index. The market value of the Securities may be influenced by many unpredictable factors Leverage increases the sensitivity of the Securities to changes in the value of the underlying index. The ratio between the value of the Securities and the notional exposure of each Security to the underlying index will fluctuate during the term of the Securities.

Automatic Redemption: If the level of the underlying index decreases (in the case of the iPath Long ETNs) or increases (in the case of the iPath Short ETNs) sufficiently such that, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the Securities is less than or equal to the automatic termination value per Security, the Securities will be automatically redeemed at the automatic redemption value, which is determined by the calculation agent as soon as practicable following the occurrence of an automatic termination event (or for the iPath Long ETNs linked to the S&P 500 VIX Mid-Term Index, at the close of business on the automatic termination date). Therefore, the payment you receive on the automatic redemption date may be less than the intraday indicative note value at the time of the automatic termination event. Following the calculation of the automatic redemption value, you will not benefit from any subsequent increase (in the case of the iPath Long ETNs) or decrease (in the case of the iPath Short ETNs) in the applicable index level. The payment you receive following an automatic termination event may be significantly less than the principal amount of the Securities and may equal $0.

Particular Risks Associated with the VIX Index: An investment in iPath ETNs linked to a leveraged participation in the performance of the S&P 500 VIX Mid-Term FuturesTM Index TR is subject to particular risks associated with fluctuations, particularly a decline, in the performance of the index. Because the performance of the index is linked to the CBOE Volatility Index (the “VIX Index”), the performance of the index will depend on many factors including the level of the S&P 500(R) Index, the prices of options on the S&P 500(R) Index and, consequently, the level of the VIX Index. Additional factors that may contribute to fluctuations in the level of the index include prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500(R) index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500(R) Index and the VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets.

You May Lose Some or All of Your Principal: The Securities are exposed to any decline in the level of the underlying index caused by any daily decrease in the level of the applicable index (in the case of iPath Long ETNs) or daily increase in the level of the applicable index (in the case of iPath Short ETNs). Additionally, if the level of the applicable index is insufficient to offset the negative effect of the daily financing charge and investor fee, you will lose some or all of your investment at maturity or upon redemption.

A Trading Market for the Securities May Not Develop: Although the Securities are listed on NYSE Arca, a trading market for the Securities may not develop. Certain affiliates of Barclays Bank PLC may engage In limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Therefore, the liquidity of the Securities may be limited.

No Interest Payments from the Securities: You will not receive any interest payments on the Securities.

Uncertain Tax Treatment: Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

“Standard & Poor’s(R)” “S&P(R),” “S&P 500(R),” “Standard & Poor’s 500TM” and “S&P 500 VIX Mid-Term FuturesTM” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Barclays Bank PLC. “VIX” is a registered trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance.

McCannSF iPath iPath Leveraged ETNs Copy Layout R8 5

Landing Page

Legal contd.

“Russell 1000(R) Index” and “Russell 2000(R) Index” are trademarks of Russell Investment Group and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold, or promoted by Russell Investment Group and Russell Investment Group makes no representation regarding the advisability of investing In the Securities.

The MSCI indexes are the exclusive property of MSCI, Inc. (“MSCI”). MSCI and the MSCI index names are servicemark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed or promoted by MSCl, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or servicemark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

NOT EDIC INSURFD NO BANK GUARANTEE MAY LOSE VALUE

PRIVACY POLICY | TERMS OF USE BARCLAYS | BARCLAYS CAPITAL INC. | PRESS RELEASES

© 2011 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered tradermarks of Barclays

Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

McCannSF | iPath | iPath Leveraged ETNs | Copy Layout R8 6